CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 28, 2021, relating to the financial statements and financial highlights of Convergence Long/Short Equity Fund, a series of Trust for Professional Managers, for the year ended November 30, 2020.

/s/Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
November 12, 2021